Exhibit 99.1

Loews Cineplex Entertainment Corporation Commences Tender Offer and Consent

Solicitation For 9.0% Senior Subordinated Notes Due 2014

NEW YORK, New York – December 21, 2005 – Loews Cineplex Entertainment Corporation (“Loews”) announced today that it has commenced a tender offer for all of its 9.0% Senior Subordinated Notes due 2014 (the “Notes”). The aggregate principal amount of the Notes outstanding is $315,000,000. In conjunction with the tender offer, consents are being solicited from noteholders to effect certain proposed amendments to the indenture governing the Notes.

Upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 21, 2005 (the “Tender Offer Documents”), Loews is offering to purchase all of the outstanding Notes at a price of $1,012.50 per $1,000 principal amount of Notes (the “Total Consideration”), which consists of a consent payment of $12.50 per $1,000 principal amount of Notes (the “Consent Payment”) and tender offer consideration of $1,000 per $1,000 principal amount of Notes (the “Tender Offer Consideration”). In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date of payment for the Notes, if the Notes are accepted for purchase pursuant to the tender offer. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on January 25, 2006, unless extended. Any holder validly tendering Notes after the Consent Date (as defined below) will, if such Notes are accepted for purchase pursuant to the tender offer, receive the Tender Offer Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes so tendered. No Consent Payment will be made in respect of Notes tendered after 5:00 p.m., New York City time, on January 6, 2006 (the “Consent Date”).

The proposed amendments to the indenture governing the Notes would, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the indenture.

The tender offer is subject to the satisfaction or waiver of certain conditions, including, among other things, the receipt of consents of the holders of at least a majority of the aggregate principal amount of the Notes outstanding, the satisfaction or waiver of all conditions precedent to the consummation of the merger of LCE Holdings, Inc., the parent company of Loews, and Marquee Holdings Inc., the parent company of AMC Entertainment Inc. (“AMCE”), and the merger of Loews and AMCE, with AMCE (after the merger, the “Combined Company”) continuing as the surviving corporation after the merger, and the receipt of funds by the Combined Company sufficient to pay the aggregate Total Consideration from the anticipated proceeds of a contemplated placement of new senior subordinated debt.

Requests for Tender Offer Documents may be directed to D.F. King & Co., Inc., as information agent for the tender offer and consent solicitation, at 48 Wall Street, New York, New York 10005. The information agent may be contacted toll-free at (888) 628-1041 or call collect at (212) 269-5550. The Dealer Managers and Solicitation Agents for the tender offer are Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Questions regarding the tender offer and consent solicitation may be directed to any Dealer Manager and Solicitation Agent: Credit Suisse First Boston LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 325-7596 (collect); Citigroup Global Markets Inc., Liability Management Group, at (800) 558-3745 (US toll-free) and (212) 723-6106 (collect); and J.P. Morgan Securities Inc., Liability Management Group, at (866) 834-4666 (US toll-free) and (212) 834-3424 (collect).

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 21, 2005.

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Contact: John McCauley, Senior Vice President, Marketing – Loews Cineplex Entertainment Corporation (646) 521-6000

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.